Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Exhibit 10.38
CONFIDENTIAL

CLINICAL AND COMMERCIAL
SERVICES AGREEMENT
This CLINICAL AND COMMERCIAL SERVICES AGREEMENT (the “Agreement”) is entered into as of the 31st day of October, 2016 (“Effective Date”) by and between OPHTHOTECH CORPORATION, a Delaware corporation, having its principal place of business at One Penn Plaza, Suite 1924, New York, NY 10119 (“Client”), and AJINOMOTO ALTHEA, INC., a Delaware corporation, with a place of business located at 11040 Roselle Street, San Diego, CA 92121 (“Althea”);

WHEREAS, Client has Bulk Compound (capitalized terms are defined below) for filling and/or finishing;

WHEREAS, Althea has the expertise and the fill/finish facility suitable for the Production of Client Product; and

WHEREAS, Client wishes to have Althea perform such services, and Althea wishes to perform such services for Client.

NOW, THEREFORE, in consideration of the premises and the undertakings, terms, conditions and covenants set forth below, the parties hereto agree as follows:

1.	DEFINITIONS.
1.1    “Acceptable Yield” shall have the meaning provided in Appendix E.
1.2    “Actual Yield” shall have the meaning provided in Appendix E.
1.3    “Affiliate” of a party hereto shall mean any entity that controls or is controlled by such party, or is under common control with such party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least 50% of the voting equity of such other entity (or other comparable interest for an entity other than a corporation).
1.4    “Agreement” shall have the meaning set forth in the Preamble.
1.5    “Althea” shall have the meaning set forth in the Preamble.
1.6    “Althea Indemnitee” shall have the meaning set forth in Section 17.1.
1.7    “Althea SOPs” shall mean Althea’s Standard Operating Procedures, which will be in writing and customized on a product-specific basis, as necessary, for manufacture of Client Product. Client will review and approve in writing each Client Product-specific SOP prior to Production of Client Product and any subsequent revisions to these Client Product-specific SOPs. As part of any audit performed pursuant to this Agreement or the Quality Agreement, Client may also review other Althea SOPs that are applicable to Production (including all activities contemplated hereby) or any Non-Production Services.
1.8    “Althea’s Project Intellectual Property” shall have the meaning set forth in Section 14.2.

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1.9    “Bulk Compound” shall mean the active pharmaceutical ingredient of Client Product, in bulk form, supplied to Althea by Client.
1.10    “Cancellation” shall have the meaning set forth in Section 8.5.
1.11    “Certificate of Analysis” shall mean a certificate of analysis, signed by an authorized representative of Althea, that describes the testing methods applied to the Client Product in order to verify compliance with the Specifications, and the associated test results.
1.12    “Certificate of Compliance” shall mean the document prepared by Althea listing, for each Lot, the manufacturing date, unique Lot number and quantity of Bulk Compound in such Lot, certifying that such Lot was manufactured in accordance with the Production Standards and certifying, in accordance with the Quality Agreement, that all investigations of the cGMP manufacturing process or system are completed and approved.
1.13    “cGMP” shall mean applicable Good Manufacturing Practices for drugs pursuant to (i) the FDA rules and regulations, 21 CFR Parts 11, 210-211, 600 and 601, (ii) the U.S. Federal Food, Drug, and Cosmetic Act, as amended (21 USC 301 et seq.), (iii) the Commission Directive 2003/94/EEC of 08 October 2003, (iv) the EC Guide to Good Manufacturing Practice for Medicinal Licensed Products, including respective guidance documents, and the relevant current International Conference on Harmonization (ICH) guidance documents, and (v) any corresponding good manufacturing laws, rules or regulations of any agreed upon foreign jurisdiction, as they may be amended from time to time, provided that any such foreign jurisdiction good manufacturing requirements have been expressly agreed to in an SOW or other writing signed by Client and Althea.
1.14    “Claim” shall have the meaning set forth in Section 17.1.
1.15    “Client” shall have the meaning set forth in the Preamble.
1.16    “Client Indemnitee” shall have the meaning set forth in Section 17.2.
1.17    “Client Product” shall mean Client’s pharmaceutical products and investigational compounds including Fovista® and Zimura® or such other compounds as the parties may agree in an SOW or DOS are subject to this Agreement as additional Client Products following the Effective Date pursuant to Section 3.7), in each case as specified in the Specifications, to be Produced by Althea in filled/finished dosage form. For the avoidance of doubt, Client Product includes such containers, enclosures and/or primary packaging of Client’s pharmaceutical products as set forth in the relevant Specification.
1.18    “Client’s Project Intellectual Property” shall have the meaning set forth in Section 14.2.
1.19    “Components” shall mean all components, including, without limitation, excipients and raw and other materials, used by Althea in Production of Client Product under this Agreement in accordance with the Specifications. Components are identified in the Specifications as Components supplied by Client or its vendors, including Bulk Compound (“Client-Supplied Components”) or Components supplied by Althea or its vendors (“Althea-Supplied Components”).
1.20    “Confidential Information” shall have the meaning set forth in Section 13.1.
1.21    “CRA” shall have the meaning set forth in Section 2.1.

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1.22    “Deficiency Cure Product” shall have the meaning set forth in Section 5.5(b).
1.23    “Delay” shall have the meaning set forth in Section 8.5.
1.24    “Disclosing Party” shall have the meaning set forth in Section 13.1.
1.25    “Dispute” shall have the meaning set forth in Section 19.8.
1.26    “Effective Date” shall have the meaning set forth in the Preamble.
1.27    “Facility” shall mean either the Rota 150 Facility or the HSL Facility, or such other Althea cGMP manufacturing facility as is qualified and approved by Client after the Effective Date, in each case, as applicable.
1.28    “FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.
1.29    “Force Majeure Event” shall have the meaning set forth in Section 11.1.
1.30    “Forecast” shall have the meaning set forth in Section 4.3.
1.31    “HSL Equipment” shall have the meaning set forth in the CRA.
1.32    “HSL Facility” shall mean Althea’s facility to be located at 6173-6175 Lusk Boulevard, San Diego, CA 92121.
1.33    “Indemnitor” shall have the meaning set forth in Section 17.3.
1.34    “Initial Term” shall have the meaning set forth in Section 8.1.
1.35    “Invention” shall mean any creative work, invention, innovation, improvement, development, discovery, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained, and whether or not patentable or copyrightable.
1.36    “Intellectual Property” shall mean all rights, privileges and priorities provided under applicable international, national, federal, state or local law, rule, regulation, statute, ordinance, order, judgment, decree, permit, franchise, license, or other government restriction or requirement of any kind relating to intellectual property, whether registered or unregistered, in any country, including, without limitation: (a) all (i) patents and patent applications (including any patent that in the future may issue in connection therewith and all divisions, continuations, continuations-in-part, extensions, additions, registrations, confirmations, reexaminations, supplementary protection certificates, renewals or reissues thereto or thereof), (ii) copyrights and copyrightable works, including reports, software, databases and related items, (iii) trademarks, service marks, trade names, brand names, product names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto, (iv) confidential and/or proprietary information, Inventions, developments, techniques, materials, processes, compositions of matter or methods of use and trade secrets, and (v) any other intellectual property right which may subsist anywhere in the world, whether capable of grant, registration or not; and (b) all registrations, applications, recordings, rights of enforcement, rights of recovery based on past infringement and any and all claims of action related thereto and licenses or other similar agreements related to the foregoing.

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1.37    “Latent Defect” shall have the meaning set forth in Section 5.3(a).
1.38    “Losses” shall have the meaning set forth in Section 17.1.
1.39    “Lot” shall mean a specific quantity of Client Product that (a) is intended to have uniform character and quality within specified limits and (b) is Produced in one continuous filling operation that is supported by an aseptic process.
1.40    “Master Batch Record” or “MBR” shall mean the formal set of written instructions for Production of a Client Product, approved and signed by both parties. The MBR shall be developed and maintained in Althea’s standard format by Althea, using Client’s master formula and technical support.
1.41    “Non-Conformity” shall have the meaning set forth in Section 5.3(a).
1.42    “Non-Production Fees” shall have the meaning set forth in Section 2.2.
1.43    “Non-Production Services” shall mean any non-Production services, e.g., storage, destruction, regulatory support and validation services, to be provided under this Agreement as set forth in an SOW, and shall exclude any services that are performed as part of a Purchase Order for the Production of Client Product.
1.44    “Order Change Fee” shall have the meaning set forth in Section 8.5.
1.45    “Permit” shall have the meaning set forth in Section 15.2(c).
1.46    “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization or association, any trust or any other business entity.
1.47    “Product Inventions” shall have the meaning set forth in Section 14.2.
1.48    “Production” or “Produce” shall mean all steps and activities to produce Client Product to be performed by Althea, as set forth in the MBR, the Specification and this Agreement, or in the applicable DOS or SOW, including, as stated in the DOS or SOW, the manufacturing, formulation, filling, packaging, inspection, labeling, testing (e.g., identification testing of Components, in process testing, release testing), biannual aseptic process validation, quality control and release.
1.49    “Production Process” shall mean the process for Producing the Client Product as set forth in the MBR.
1.50    “Production Standards” shall mean, collectively, the Specifications for the applicable Client Product and cGMP.
1.51    “Purchase Order” shall mean a written purchase order in the form attached hereto as Appendix F, to be delivered by Client to Althea for the Production of Client Product pursuant to this Agreement. For clarity, in the event of any conflict or ambiguity between this Agreement and any Purchase Order, the terms of this Agreement shall prevail.
1.52    “Purchase Price” shall have the meaning set forth in Appendix A.

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1.53    “Quality Agreement” shall mean a written, mutually executed agreement between Althea and Client set forth in Appendix D that defines the quality roles and responsibilities of each party in connection with the Production of Client Product. For clarity, in the event of any conflict or ambiguity between this Agreement and the Quality Agreement, this Agreement shall prevail.
1.54    “Receiving Party” shall have the meaning set forth in Section 13.1.
1.55    “Regulations” shall have the meaning set forth in Section 9.6.
1.56    “Regulatory Authority” shall mean the FDA in the United States, and the equivalent authority in Europe or any other foreign jurisdiction; provided that Althea shall have no obligation to Produce Client Product in compliance with the requirements of any non-U.S., non-European Regulatory Authority, except as expressly agreed by the parties in an SOW or other mutually signed writing.
1.57    “Rejects” shall have the meaning set forth in Section 6.4.
1.58    “Released Executed Batch Record” shall mean the completed Batch Production Record (as defined in the Quality Agreement) and associated deviation reports, investigation reports, applicable certificates for Components and testing and Lot-specific Certificates of Analysis and Certificates of Compliance, created for each Lot of Client Product, in the standard form used by Althea and in compliance with the MBR. For the avoidance of doubt, the Released Executed Batch Record will, include a calculation of each of the Actual Yields listed on Appendix E and will not be considered complete if there are any open, unresolved deviations or investigations for the specific Lot(s).
1.59    “Renewal Term” shall have the meaning set forth in Section 8.1.
1.60    “Replacement Cost” shall have the meaning set forth in Section 5.4(c).
1.61    “Rota 150 Facility” means Althea’s facility located at the campus centered at 11040 Roselle Street, San Diego CA 92121.
1.62    “Specifications” shall mean the applicable specifications for Client Product or Bulk Compound or other Components, as applicable, set forth in Appendix C, as such specifications may be amended from time to time in accordance with this Agreement.
1.63    “Statement of Work” or “SOW” or “DOS” shall mean a proposal, description of services or other written document(s) signed by both parties and made a part of this Agreement that set(s) forth the particular services required for Production and Non-Production Services to be provided by Althea under this Agreement, including, without limitation, the description of such services, deliverables and for Non-Production Services, fees (subject to Appendix A for storage fees), timelines, milestones, payment schedules and validation protocols and fees.
1.64    “Successful Validation” shall have the meaning given to such term in the CRA.
1.65    “Supply Deficiency” shall have the meaning set forth in Section 5.5(a).
1.66    “Supply Delay” shall have the meaning set forth in Section 5.5(a).
1.67    “Supply Failure” shall have the meaning set forth in Section 5.5(a).

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1.68    “Term” shall have the meaning provided in Section 8.1.
1.69    “Term Trigger Date” shall have the meaning give to such term in the CRA.
1.70    “Theoretical Yield” shall have the meaning provided in Appendix E.
1.71    “Third Party” shall mean any Person who is not Althea or Client, or an Affiliate of Althea or Client.
1.72    “Vial” shall mean the vial specified in the Specifications.
1.73    “Yield” shall have the meaning provided in Appendix E.
1.74    “Yield Production Standard” shall have the meaning provided in Appendix E.
1.75    Interpretation; Headings. Each term used in any Exhibit to this Agreement and defined in this Agreement but not defined therein shall have the meaning set forth in this Agreement. Unless the context otherwise requires, (i) “including” means “including, without limitation” and (ii) words in the singular include the plural and words in the plural include the singular. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns. A reference to any agreement or order shall include any amendment of such agreement or order from time to time in accordance with the terms hereof and thereof. A reference to any legislation, to any provision of any legislation or to any regulation issued thereunder shall include any amendment thereto, any modification or re-enactment thereof, any legislative provision or regulation substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. The headings contained in this Agreement are for convenience and reference only and do not form a part of this Agreement. Section, article and Exhibit references in this Agreement refer to sections or articles of, or exhibits to, this Agreement unless otherwise specified.

2.	VALIDATION AND NON-PRODUCTION SERVICES.
2.1    Validation and other Non-Production Services. Althea shall qualify equipment and validate the Production Process (as applicable) according to the validation protocol(s) approved by both parties in advance in writing. Such validation protocol(s) and timeline shall be included in an SOW or in the Capacity Reservation Agreement between the parties of even date herewith (“CRA”). Althea shall perform validation and other Non-Production Services in a timely, professional and workmanlike manner consistent with industry standards and in accordance with this Agreement, the Quality Agreement, the applicable SOW and all Regulations applicable to such Services.
2.2    Non-Production Fees: The fees for any Non-Production Services provided by Althea hereunder (the “Non-Production Fees”) shall be set forth in Appendix A or in an SOW.
2.3    Technical Contact. Each party will appoint a technical contact (“Technical Contact”) having primary responsibility for day-to-day interactions with the other party for the activities conducted hereunder. The parties may each specify a different Technical Contact for any Non-Production Services in the applicable SOW. Any change to a Technical Contact will be identified in writing to the other party. Each party will use reasonable efforts to provide the other party with at least [**] days prior written notice of any change in that party’s Technical Contact. Unless otherwise set forth herein, all

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communications between the parties regarding the conduct of activities performed hereunder will be addressed to the party’s relevant Technical Contact.
3.    PRODUCTION – GENERAL OBLIGATIONS
3.1    Documentation: The Master Batch Record shall be reviewed and approved by Althea and by Client in writing prior to commencement of Production. Any change to an approved Master Batch Record shall be reviewed and approved in a signed writing by Althea and by Client prior to said change being implemented. Each Lot of Client Product shall be Produced by using a true copy of the Master Batch Record. Each copy of the Master Batch Record for a Lot of Client Product shall be assigned a unique Lot number. Deviation(s) from the Master Batch Record must be documented as required by cGMP in the Released Executed Batch Record for each Lot. Althea shall provide Client with each Released Executed Batch Record in a form reasonably suitable for Client's submission to applicable Regulatory Authorities. The parties shall execute the Quality Agreement prior to or simultaneously with the execution of this Agreement or at a later time if mutually agreed by the parties, provided that such Quality Agreement shall be executed prior to commencement of Production under this Agreement.
3.2    Vendor and Supplier Audit and Certification: Client shall certify and audit all vendors and suppliers of Client-Supplied Components. Althea shall specify in the Specifications or obtain the prior written approval of Client for vendors and suppliers of Althea-Supplied Components. Althea shall certify and audit all vendors and suppliers of Althea-Supplied Components and shall provide reasonable access in accordance with Section 9.3 (Audits) to any information relevant to such certifications and/or audits to Client upon Client’s request. Client may seek to audit Althea vendors and suppliers where Client reasonably believes that the Althea qualification process is insufficient and/or the Althea vendor or supplier qualification status is unsupported. Althea shall use its commercially reasonable efforts to facilitate any such audit.
3.3    Export Controls: Each party shall comply with applicable U.S. and other laws, rules and regulations that govern the import, export and re-export of Client Product, Components and other items relating to this Agreement, including the U.S. Export Administration Regulations, and shall obtain any required export and import authorizations. Althea shall not export any Bulk Compound or Client Product from the United States without Client’s prior written approval. Client shall be the exporter of record for any Bulk Compound or Client Product shipped out of the United States, as Client remains the owner of the Bulk Compound or Client Product, as applicable. Client shall be responsible for ensuring that all shipments of Bulk Compound or Client Product exported from the United States are made in compliance with all applicable United States export laws and regulations and all applicable import laws and regulations into the country of deportation. Client shall be responsible for obtaining and paying for any licenses, clearances or other governmental authorization(s) necessary for such exportation from the United States. Client shall select and pay the freight forwarder who shall solely be Client’s agent. Client and its freight forwarder shall be solely responsible for preparing and filing the shipper’s export declaration and any other documentation required for the export.
3.4    Safety Data Sheet (SDS); Acceptable Materials: Client shall provide Althea a safety data sheet for Client-Supplied Components and Client Product. Althea shall conform to established safety practices and procedures set forth in any such safety data sheet and shall store and handle Client-Supplied Components and Client Product as required by the MBR, and all applicable laws and regulations. Althea is under no obligation to produce, nor shall Client ship or cause to be shipped to Althea without specific prior written approval, nor shall Althea produce or store in any facility or any fill/finish line or equipment used or intended to be used for Production hereunder any materials that: (a) contain a penicillin, cephalosporin, high-potent product, DEA controlled substance or radio label, (b) have

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an occupational exposure limit of less than 1 µg/m3 or (c) include substances that, under cGMP or industry standards (including 21 CFR Part 211.42(d)) may not share facilities or equipment with Client Product. Althea understands and agrees that the Bulk Compound may have unpredictable and unknown biological and/or chemical properties and should be used with caution and is not to be used for testing in or treatment of humans by Althea or for any purpose other than as provided herein. Althea shall immediately notify Client of any unusual health or environmental occurrence relating to Client Product, including, but not limited to, any claim or complaint by any employee of Althea or any of its Affiliates or Third Party contractors. Althea agrees to advise Client immediately of any safety or toxicity problems of which it becomes aware regarding the Client Product that are not already encompassed by the information contained in the Safety Data Sheet. Except as set forth in Article 6, the generation, collection, storage, handling, processing, disposal, transportation and movement of all hazardous materials and waste used or generated by Althea, as applicable, shall be the sole responsibility of Althea at its sole cost and expense.
3.5    Components: Client shall supply to Althea, at no cost (other than as provided for under Section 5.4(c) and (d)), Client-Supplied Components. As of the Effective Date, the only Client-Supplied Components are Bulk Compound and those Components previously purchased by Client under purchase orders issued prior to the Effective Date that are identified on Appendix A-1 (the “Pre-Purchased Components”), which are currently being stored by Althea. From and after the Effective Date, except as may otherwise be agreed between the parties in the SOW or DOS, Althea shall be responsible for procuring and providing all Components other than Bulk Compound (which shall always be supplied by Client); provided that (x) Althea shall first utilize the Pre-Purchased Components and provide a corresponding discount to the Purchase Price for any Production utilizing such Pre-Purchased Components, as set forth in more detail on Appendix A and (y) in the event that Client supplies or transfers to Althea any further Components (beyond the Bulk Compound and the Pre-Purchased Components), the Parties agree to make equitable adjustments to the Purchase Price (or otherwise provide for a credit to Client) for the Production of the applicable Lots for which such Components are provided. All Components procured and used by Althea for Production shall meet the Specifications for such Components set forth in the MBR. Althea shall not procure any Althea-Supplied Components on an exclusive basis or in a manner or on terms or conditions that would preclude Client or Client’s other contract manufacturers from obtaining access to any such Components. Client shall supply any Client-Supplied Components for which it is responsible no later than [**] business days prior to the beginning of the Production of the relevant Lot(s) of Client Product. The parties may specify in the Specifications earlier dates by which Client shall supply Client-Supplied Components. Althea’s use of Client-Supplied Components supplied by or on behalf of Client shall be limited to the Production of Client Product contemplated by this Agreement exclusively for Client.
(a)    Within [**] business days of Althea’s receipt of any Client Supplied Components, Althea shall conduct a visual inspection of such Client-Supplied Components, including the secondary packaging therefor, to determine quantities and whether such Client-Supplied Components have been compromised. In the event that such visual inspection indicates that the Client-Supplied Components have been compromised or quantities are incorrect, Althea shall notify Client of same within [**] business days. Within [**] business days of Althea’s receipt of any Client-Supplied Components, Althea shall: (i) perform an identification test on the Client-Supplied Components and confirm the shipment quantity; (ii) conduct any other tests provided for in the Specifications or the MBR; and (iii) notify Client of any inaccuracies with respect to quantity or failure of such tests. In the event of the Client-Supplied Components had been compromised upon their arrival at Althea or in the event of a failure of the Client-Supplied Components to meet the quantity requirements or of any tests contemplated by this Section 3.5(a), Client shall supply to Althea replacement Client-Supplied Components. Prior to commencing Production using any Bulk Compound, Althea shall retrieve and retain (in partial consideration of the Production fees Ophthotech shall be liable to pay hereunder, and at no additional cost

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to Ophthotech) retention samples of Bulk Compound as contemplated by 21 CFR 211.170(a). Althea will retain such samples for at least the minimum time periods required by 21 CFR 211.170(a).
(b)    Client shall retain title to and, subject to the provisions of this Agreement (including, without limitation, Sections 5.4(c)), risk of loss for, the Client-Supplied Components delivered to Althea, including, without limitation, while they are at the Facility. Althea shall clearly identify all Client-Supplied Components in storage and in its books and records as goods belonging to Client. Client shall have access to the Client-Supplied Components as set forth in Sections 9.3 and 9.4. Client shall procure, at Client’s cost, insurance covering damage or loss of Client Supplied Components during all times for which Client bears the risk of loss.
(c)    Althea shall use first in first out and first expiry first out methods of usage of the Client-Supplied Components. Althea shall use its commercially reasonable efforts to obtain maximum yield of the Client Product from the Client-Supplied Components. Following [**] Production Lots on (i) the Rota 150 Facility, the parties shall agree on the Acceptable Yields for each of the Yields specified in Appendix E for such Facility and (ii) the HSL Facility, the parties shall agree on the Acceptable Yields for each of the Yields specified in Appendix E for such Facility. Althea shall promptly (but in any event within [**] Business Days) inform Client of any loss or damage to the Client-Supplied Components (over and above the acceptable yield loss rate) and promptly provide in writing all explanations and evidence. Remedies for the loss of Client-Supplied Components are set forth in Section 5.4(c).
(d)    Althea shall maintain up-to-date records of all Client-Supplied Components and Client Product held in inventory or storage and, with respect to all Client-Supplied Components, shall provide to Client (i) as part of the Released Executed Batch Record, an accounting of all Client-Supplied Components used in the Production of the relevant Lot and (ii) through the JPC, during the [**] of each month, a complete and accurate list of all Client-Supplied Components held by it on the last day of the immediately preceding calendar month. Any such inventory list shall in particular specify the inventory balance of Client-Supplied Components at the relevant date and shall be accompanied by a report reconciling the quantities of the Client-Supplied Components provided to and held by Althea, the consumption of the Client-Supplied Components and the estimated yield losses in Production based on Actual Yields.
(e)    In addition to the reports set forth in paragraph (d) above, Althea shall provide to Client the result of an inventory count to be carried out in accordance with Althea’s usual year-end audit procedures, of all Client-Supplied Components and Client Product held by Althea as of a date prior to (and within [**] weeks) of [**] of each year, such count to be delivered promptly following the conclusion of such count (and in any event within [**] business days). Additional inventory counts may be conducted as agreed between the parties, including reasonable fees to Althea. Althea shall afford Ophthotech (and if reasonably requested by Ophthotech, a representative of Ophthotech’s independent public accounting firm) a reasonable opportunity to be present during such counts. Althea shall be responsible for resolving, with Ophthotech’s reasonable cooperation, all discrepancies (such as, for example, missing quantities) evidenced by such yearly inventory count. Each party shall pay for its own auditor’s fees under this paragraph.
3.6    Subcontracting: Althea shall not subcontract or otherwise delegate, including, without limitation, to Affiliates or Third Parties, any portion of its obligations under this Agreement without Client's prior written approval and in accordance with the Quality Agreement; provided that approval shall not be required for individuals who are independent contractors performing ancillary services at Althea in the ordinary course of business. Althea shall ensure that such subcontractors and independent contractors are subject to relevant obligations consistent with Althea’s obligations contained

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in this Agreement and are properly qualified, including, in the case of independent contractors, through the use of appropriate background checks. Althea shall be responsible for any breach of this Agreement by any such subcontractor or independent contractor.
3.7    Other General Obligations: Althea shall (i) Produce Client Product only at the Facility and (ii) in a timely, professional and workmanlike manner consistent with industry standards and in accordance with this Agreement, the Quality Agreement, the Production Standards, the applicable Purchase Order and all Regulations applicable thereto. In the event Client proposes an additional Client Product for Production following the Effective Date, Althea will work with Client in good faith to establish and support Production Services with regards to such product hereunder, with any Non-Production Services in connection with such initiation to be performed by Althea at reasonable rates, all of which shall be agreed by the parties and effective when included in an SOW or DOS.
3.8    Exclusive Supply. Althea agrees that during any calendar year of the Term in which Ophthotech (a) (i) orders and pays for at least [**] vials of Client Product or (ii) orders and purchases at least [**]% of all its requirements for filling Fovista®, Zimura ® and such other Client Products as are added pursuant to Section 3.7 hereunder following the Effective Date, whichever is lower as between (i) and (ii), and (b) provided that Ophthotech is then in material compliance with all of its obligations hereunder, Althea and its Affiliates shall supply biological or pharmaceutical drug products (1) that are intended for ocular use and/or to treat diseases or conditions of the eye and (2) that include pegylated or unpegylated naturally or non-naturally occurring oligonucleotide that is intended to bind to and inhibit platelet-derived growth factor (PDGF) or its receptors (any such product meeting the requirements of both (1) and (2), a “Competing Product”), only to Client. The restrictions of this Section 3.8 with respect to Competing Products shall not apply to any Third Parties who are Althea customers (i.e. with existing production or contracts for production) as of the Effective Date. During any period prior to the Term Trigger Date that the Rota 150 is not available for commercial Production of Client Product or following the Term Trigger Date that the HSL Equipment is not available for commercial Production of Client Product, including during the pendency of a Force Majeure Event (as such term is defined in either the CRA or this Agreement), and for so long thereafter as Client has any open unfulfilled purchase orders with alternative fill/finish service providers issued during such period of unavailability, Client shall be excused from the requirements set forth in clause (a) of the first sentence of this Section 3.8 as a condition to the applicability of the restrictions imposed on Althea under this Section 3.8 with respect to Competing Products.

4.	PRODUCTION – FORECASTS AND ORDERS
4.1    Quarterly Rolling Forecasts:
(a)    Commencing with the first calendar quarter subsequent to the Effective Date, Client shall submit to Althea on a quarterly basis on or before the first business day of each calendar quarter a [**]-month rolling forecast that sets forth for each month the total quantity of Client Product(s) that Client expects to order from Althea and the expected Delivery Dates (the “Forecast”). “Delivery Date” of Client Product or Lots means the date of delivery of the completed Released Executed Batch Record. The first [**] months of each Forecast (the “Binding Portion”) shall be binding on Client (and Client shall submit or shall have submitted Purchase Orders consistent therewith), with the remaining periods covered by such Forecasts being non-binding. The non-binding portions of each Forecast submitted by Client shall be for planning purposes only.
(b)    Subject to Section 4.1(c), each Forecast submitted by Client following January 1, 2018 shall cover [**] months, with the first [**] months being the Binding Portion.

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(c)    Each Forecast submitted following the Term Trigger Date (as defined in the CRA), shall cover [**] months, with the first [**] months being the Binding Portion.
4.2    Production for the Binding Portion of a Forecast (both quantities and delivery dates indicated on submitted Purchase Orders) may not be changed from the prior Forecast for the same periods, absent (a) mutual written agreement of the parties or (b) a rescheduling or Cancellation in compliance with sections 8.4 and 8.5 below. Changes to the non-binding portion of the Forecast shall be subject to section 4.3 below.
4.3    Amending Forecasts: Forecasts for any new period(s) not appearing in a prior Forecast shall be subject to Althea’s acceptance, unless the amounts constitute Guaranteed HSL Capacity or priority Rota 150 capacity under the CRA (section 4.4) or as otherwise agreed in writing by Althea. The non-binding portion of a Forecast for quarters appearing in prior accepted Forecasts can be increased or reduced by Client from time to time, provided that the quantity difference may not be greater than [**]% versus the first accepted Forecast for that Client Product for the same quarter. Althea shall use commercially reasonable efforts to support any Client’s need for increased volumes of Client Product should market conditions so require.
4.4    Purchase Order: Purchase Orders shall be submitted at least [**] months prior to the earliest Delivery Date specified therein. Each purchase order shall specify the number of Vials of Client Product ordered, the Delivery Date(s) for each Lot, the requested fill date(s) (“Fill Date(s)”) for each Lot (which will be approximately [**] weeks prior to the applicable Delivery Date(s)) and the manner and address of delivery (or, if applicable, request for storage at Althea). Althea shall notify Client as to whether any Purchase Order has been accepted or rejected within [**] business days following Althea’s receipt of such Purchase Order, provided that Althea may only reject a Purchase Order (a) that fails to comply with the requirements of the Forecast and this Agreement, or (b) due to force majeure under Article 11. Althea’s failure to affirmatively reject a Purchase Order as permitted in the foregoing proviso within the [**]-business day period shall be deemed an acceptance of such Purchase Order. Althea and Client will confirm the scheduled Fill Date for each Lot of Client Product through the Purchase Order acceptance or otherwise through the JPC. In the event that Althea rejects a Purchase Order hereunder, Althea shall simultaneously notify Client in writing of the reasons why such order was rejected by Althea. Client may, at its option, submit a revised Purchase Order within [**]- business days of such rejection.
4.5    Prior Statements of Work, Quotations and Purchase Orders: Client and Althea acknowledge and agree that (a) services for incomplete lots of Client Products or other incomplete services in the Statements of Work (however designated) entered into prior to the Effective Date and identified in Appendix B, shall be governed by the terms and conditions of this Agreement and that such incomplete services performed under such Statements of Work shall be deemed to be services provided under this Agreement, (b) any references to Althea terms and conditions in such quotations or purchase orders as they relate to such incomplete services shall be deemed references to this Agreement and (c) the provisions of Section 14 shall apply to all statements of work, quotations or other proposals entered into by the parties prior to the Effective Date, whether or not such documents are identified on Appendix B.

5.	PRODUCTION – RELEASE AND ACCEPTANCE
5.1    Released Executed Batch Record: Althea shall test, or cause to be tested by agreed upon third parties, as set forth in the MBR and in accordance with the Specifications or, in the case of clinical Production, the applicable SOW, each Lot of Client Product Produced pursuant to this Agreement before delivery of the Released Executed Batch Record to Client. The parties may agree that

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parts of such testing be performed by Client or a qualified third party chosen by Client. The Certificate of Analysis and Released Executed Batch Record for each Lot Produced shall comply with the Quality Agreement.
5.2    Release: Althea shall send, or cause to be sent, all applicable certificates, including, without limitation, Certificates of Analysis and Certificates of Compliance, and the Released Executed Batch Record (with all opened deviations, investigations or other anomalous events related to such Lot having been resolved) together with any Client Product samples requested by Client to Client, or Client’s designee, as soon as they become available with a target of not more than [**] weeks after the actual Fill Date for the applicable Lot, subject to reasonable resolution of issues by the applicable operating personnel of both parties or, if necessary, the Joint Project Committee defined under the CRA. Althea shall promptly, and in any event, within [**] business days, respond to any questions or requests for additional information that Client may have with respect to such Released Executed Batch Record and other relevant Lot documentation.
5.3    Acceptance, Non-Conforming Client Product; Latent Defects: Within [**] days after receipt by Client of the completed Released Executed Batch Record, and any requested Client Product samples and/or information required under the Quality Agreement, Client shall conduct such testing and/or inspection as it shall determine and either accept or reject the relevant Lot(s).
(a)    If Client does not notify Althea within such [**]-day period (as it may be extended in accordance with this Section 5.3) that any Client Product does not conform to the Production Standards (a “Non-Conformity”, and any such Client Product, “Non-Conforming”) and reject such Lot, then Client shall be deemed to have accepted the Client Product as conforming, provided that Client may revoke acceptance of Client Product in the event of a Non-Conformity that (i) existed at the time of shipment by Althea under section 6.1 (ii) was not discoverable at the time of delivery by reasonable testing, inspection and review by Client, (iii) was caused solely by Althea’s failure to Produce Client Product in accordance with cGMP or the MBR and (iv) Client gives notice thereof to Althea within [**] days of first learning of such non-conformity or defect, but in any event no later than [**] months from the date of shipment by Althea or [**] months following the Lot expiration date, whichever is earlier (a “Latent Defect”).
(b)    If Client believes any Client Product has a Non-Conformity or Latent Defect it shall provide Althea by telephone or email a detailed explanation of the Non-Conformity or Latent Defect. Within [**] business days of its receipt of such notice, Althea may investigate such alleged Non-Conformity or Latent Defect and shall notify Client of Althea’s determination with respect to whether the Client Product is Non-Conforming or has a Latent Defect. If Althea agrees such Client Product is Non-Conforming or that such Client Product has a Latent Defect, Client shall have the remedies set forth in Section 5.4. If Althea disagrees with Client’s determination that the Client Product is Non-Conforming or has a Latent Defect the parties shall follow the procedure set forth in paragraph 5.3(c) below.
(c)    If the parties dispute whether Client Product is Non‑Conforming or has a Latent Defect, the parties will follow the following procedures:
(i)    The parties will establish the basis of the dispute in writing within [**] days of Althea’s notice of determination in paragraph (b) above.
(ii)    The parties will agree to the written description content and detail of the dispute by signing and dating the written dispute description.

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(iii)    The parties will appoint an independent third-party expert (which, in the case of an independent laboratory, must have qualified analytical methods to analyze Client Product) and may be [**] or another mutually agreeable third-party laboratory) (the “Independent Expert”) to evaluate the dispute description document, as well as, if applicable, mutually acceptable samples of the Client Product.
(iv)    The parties agree to accept as final and binding (absent manifest error) such Independent Expert’s determination of whether or not a Non‑Conformity or Latent Defect exists and the cause(s) thereof.
(v)    Client and Althea shall share equally the costs of the Independent Expert.
(vi)    The parties will use commercially reasonable efforts to obtain a decision from the Independent Expert as soon as reasonably practicable.

5.4    Remedies for Non-Conforming Client Product and Latent Defects:
(a)    In the event Althea agrees that the Lot(s) of Client Product is Non-Conforming or has a Latent Defect or the Independent Lab determines under Section 5.3(c) that the Client Product is Non-Conforming due to the negligence of Althea and Client timely rejects the Lot (except for Latent Defects), then Althea, at Client’s option and at Althea’s expense, shall either (i) replace such Non-Conforming Client Product as soon as reasonably practicable but in no event later than [**] days (factoring in additional time for receipt of replacement Bulk Compound from Client, to the extent the same is called for given current inventory levels), (ii) except in the case of a Latent Defect, reprocess such Client Product, subject to mutually agreed reprocess plan, or (iii) except in the case of a Latent Defect, refund to Client any payments made by Client to Althea in respect of the relevant Lot(s) and cancel the remaining unpaid Purchase Price of such Client Product Production. In addition to the above remedies, the provisions of Sections 5.4(c) below shall apply to the cost of Client-Supplied Components and Bulk Compound used in the Production of any Non-Conforming Client Product or Client Product that has a Latent Defect. Upon failure of such replacement or rework of the same Lot(s) the matter shall be promptly escalated to the Joint Project Committee and the parties shall diligently and timely agree on a resolution and/or remedy. In addition, in the event any Non-Conformity causes a Supply Delay or in the event of a Latent Defect, Client shall have the remedies set forth in Section 5.5(c).
(b)    In the event Althea does not agree that the Client Product is Non-Conforming or has a Latent Defect, and while the Independent Lab determination under Section 5.3(c) is pending, Client may submit a Purchase Order for immediate new Production of Client Product. Such Purchase Order shall be subject to Althea’s acceptance, which shall not be unreasonably withheld, conditioned or delayed.
(c)    Althea shall reimburse Client for the cost of any Client-Supplied Components (namely the direct, out-of-pocket and documented fees paid for their procurement, including, but not limited to, any transportation and insurance fees) (the “Replacement Cost”) that (i) have been lost or cannot be used in the Production of Client Product as a result of an Althea Indemnitee’s negligence or willful misconduct (including negligence or willful misconduct in complying with this Agreement, cGMP or the MBR) or (ii) have been used in the Production of Client Product that is Non-Conforming or has a Latent Defect as a result of an Althea Indemnitee’s negligence or willful misconduct; provided that (x) Althea’s obligation with respect to subclause (ii) of this sentence (A) shall only be effective from and after the completion of the process validation report for the Production of Client Product at the applicable Facility where Production occurs and (B) shall reflect only the amount of Client-Supplied Components

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that have been lost over and above any applicable acceptable yield loss rate and (y) with respect to Bulk Compound that is subject to either subclause (i) or (ii) of this sentence, Althea shall file a claim under its professional liability insurance policy (or any other applicable insurance policy under which coverage may be claimed) for the Bulk Compound and Client shall be entitled to reimbursement by Althea of (1) the amount of any insurance proceeds received under such policy to cover the cost of such Bulk Compound plus (2) in the event that such proceeds do not cover the Replacement Cost for such Bulk Compound, subject to Article 16, up to [**]% of the Replacement Cost such Bulk Compound (but, when taken together with any amounts reimbursed under the foregoing clause (1), in an amount that does not exceed the Replacement Cost of such Bulk Compound) .
(d)    In the event of a Latent Defect, Client shall have as its exclusive remedies, the remedies stated in Sections [**], as well as Section [**] in the event of the Termination of this Agreement pursuant to such Section.
(e)    Client’s rights and remedies under Sections 5.4, 5.5, 5.6, 6.3(d), and Articles 8, 10 and 17 and those remedies set forth in the Capacity Reservation Agreement, shall be Client’s sole and exclusive remedies for failure to deliver conforming Client Product, including Supply Deficiencies, Supply Delays or Supply Failures, a Non-Conformity or Latent Defect.
5.5    Inability to Supply; Liquidated Damages and Second Source: Althea shall notify Client immediately upon becoming aware of an event that would render Althea unable to supply any quantity of Client Product under a Purchase Order or subject to the Binding Portion of a Forecast (other than Lot failures which shall be subject to Section 5.4). In such event, the parties shall use commercially reasonable efforts to agree on a remedy consistent with this Agreement; provided, however, that Client shall receive treatment proportionately no less favorable than any of Althea’s other supply arrangements of similar products and quantities with respect to allocation of materials or capacity. For purposes of this section 5.5 (a) deliver(y) means completion of the relevant Production and deliver(y) of the completed Released Executed Batch Record and any samples due under Sections 5.1 through 5.3 above and (b) the terms of this Section do not apply to Latent Defects.
(a)    A “Supply Deficiency” means Althea has due to its negligence or willful misconduct, failed to deliver the Client Product in accordance with the Yield Production Standard with respect to the applicable Lots by the date that is [**] business days following the scheduled Delivery Date. A “Supply Delay” means Althea has failed to cure a Supply Deficiency by delivering the full quantity of Client Product ordered within [**] days from a notice of Supply Deficiency from Ophthotech. A “Supply Failure” means in a [**]-month period Althea has failed to deliver at least [**] percent ([**]%) of the number of Lots ordered for delivery during such period. In connection with the foregoing, Althea shall not be responsible for delays due to lack of delivery of Client-Supplied Components or delays in reviews, approvals, information, documents or other items to be provided or performed by Client (assuming Althea has provided all relevant information and documentation, as required hereunder), and any such delays shall be excluded in determining the time periods set forth in this Section 5.5(a).
(b)    Supply Deficiency: If there is a Supply Deficiency, then, as mutually agreed with Client, Althea shall, at Althea’s cost, promptly take one or more of the following steps to remedy the Supply Deficiency: (i) increase the manufacturing time and the length of a manufacturing campaign at the Facility in order to Produce and deliver to Client additional Client Product that meet the requirements under this Agreement to remedy the Supply Deficiency (“Deficiency Cure Product”); (ii) make available and utilize the next reasonably available slot of manufacturing and production at the Facility (but in any event, within [**] days) to deliver to Client Deficiency Cure Product; (iii) coordinate and cooperate with Client to re-schedule Production and delivery of Client Product ordered hereunder in order to maximize

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Althea’s ability to Produce and deliver to Client Deficiency Cure Product while minimizing the disruption of manufacture at the Facility then in force and any contractual commitments to Third Party customers; and (iv) use commercially reasonable efforts to otherwise remedy the Supply Deficiency by utilizing and dedicating excess capacity not contractually committed to Third Party customers to Produce and deliver Deficiency Cure Product and to reserve such capacity for Client’s requirements until the issues surrounding the Supply Deficiency have been remedied to Client’s satisfaction. Althea shall bear any incremental cost of any such cure or attempted cure beyond the Purchase Price, including, but not limited to, any overtime labor costs Althea that may be required to increase Facility output to meet its requirements under this Section 5.5(b).
(c)    Supply Delay; Liquidated Damages: The parties acknowledge and agree that Client’s damages in the event of a Supply Delay will be substantial and difficult to calculate. If there is a Supply Delay, then Althea shall (i) use the measures described in items (i) through (iv) of Section 5.5(b) above to remedy such Supply Delay on a priority basis as soon as possible and (ii) credit (or in the event that Client does not have any unpaid balances owing under this Agreement, pay) to Client liquidated damages of [**]% of the Price for Production of the aggregate number of vials that are the subject of such Supply Delay (in the case of any vials to be delivered using Rota 150 Lot pricing, priced according to a pro rata calculation based on the number vials in question). In addition, for so long as a Supply Delay is continuing, Client shall be permitted, without penalty, to cancel, in whole or in part, any or all other open Purchase Orders for Production (i.e. those not subject to the remedies above) and to revise the Forecast accordingly. In the event Client cancels any open Purchase Orders that are subject to a Supply Delay, Althea shall promptly refund to Client all prepayments or other payments previously made by Client with respect to such Purchase Order.
(d)    Supply Failure; Liquidated Damages: The parties acknowledge and agree that Client’s damages in the event of a Supply Failure will be substantial and difficult to calculate. In the event a Supply Failure occurs, Althea shall credit (or in the event that Client does not have any unpaid balances owing under this Agreement, pay) to Client, as liquidated damages, [**] percent ([**]%) of the Price for Production of the aggregate number of vials that are the subject of such Supply Failure (in the case of any vials to be delivered using Rota 150 Lot pricing, priced according to a pro rata calculation based on the number of vials in question).
5.6    Yields; Reviews: The parties agree to negotiate in good faith an Acceptable Yield as set forth in Appendix E. The JPC shall periodically review and discuss the Theoretical Yields and Actual Yields achieved by Althea and other yield parameters as well as Supply Deficiency, Supply Delay and Supply Failure parameters with respect to Production performed hereunder based on historical experience and make adjustments as necessary to conform to such experience, subject to an appropriate amendment (with the written consent of both parties, such consent not to be unreasonably withheld, conditioned or delayed) to this Section 5.5 and/or Appendix E.
5.7    Alternative Supplier: Nothing in this Agreement shall prevent Client, at any time, from qualifying and/or establishing an alternate supplier to manufacture, fill/finish and supply Client Product. If Client desires to establish or qualify an alternate supplier, Althea shall, upon Client’s request, reasonably assist Client for a reasonable period of time in such efforts, including, without limitation, providing reasonable technology, materials and information regarding Production of Client Product, subject to negotiation and execution of an SOW including reasonable fees for such services. Such fees shall be reduced if due to unresolved, repeated Lot failures due to Althea’s negligence, or an unresolved inability to supply Client Product for a material period of time due to Althea’s negligence.

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6.	PRODUCTION – DELIVERY & STORAGE
6.1    Delivery Terms: Within [**] days of Client’s receipt of the Released Executed Batch Records under section 5.2, Client shall provide shipping or storage instructions for the applicable Client Product. Subject to Section 6.3(b) below, Althea shall not ship Client Product unless and until Client has accepted (or has been deemed to have accepted) such Client Product pursuant to Section 5.3 and has authorized such shipment in writing (which may be by email). Althea shall ship or store all Client Product in accordance with this Agreement and any consistent storage or shipping instructions provided in Client’s Purchase Order. Regardless of location or contemplated or actual further processing of Client Product Lot(s), title to and risk of loss for Client Product shall pass to Client following acceptance (or deemed acceptance) of such Client Product in accordance with Section 5.3 or upon earlier delivery by Althea to Client’s courier, upon Client’s instructions. All shipments of Client Product shall be shipped FCA (INCOTERMS 2010) Althea’s Facility, at Client’s expense. Client shall procure and maintain, at its cost, insurance covering damage or loss of Client Product at all times during which Client has title to and risk of loss for such Client Product. Althea shall not be entitled to deliver partial shipments of Client Product unless expressly authorized by Client in writing.
6.2    Storing, Packaging & Shipping Specifications: Storage, packaging (including external package labeling) and shipping specifications for Client-Supplied Components and Client Product, including temperature requirements and temperature monitoring instructions, shall be set forth in the Specifications.
6.3    Storage and Handling:
(a)    Althea shall store and handle all Components (other than Bulk Compound, which is subject to the following sentence) under appropriate cGMP conditions and in accordance with any temperature, humidity, light and cleanliness specifications accompanying such Components. Althea shall store and handle Bulk Compound and Client Product in accordance with the Specifications and under appropriate cGMP conditions. In addition to the foregoing, Althea shall store and handle all Client-Supplied Components and Client Product so as to prevent the commingling of same with Althea's own inventories and supplies, or those held by Althea for third parties.
(b)    So long as Client has open, unfulfilled Purchase Orders or binding forecasted Production: (i) Storage of Client-Supplied Components prior to scheduled Production and for [**] days following passage of title and risk of loss of Client Product under section 6.1 above shall be without additional charge and (ii) unshipped Client Product shall also be stored for the same [**]-day period without additional charge. Thereafter, or in the event that Client does not have any open, unfulfilled Purchase Orders, storage fees shall apply as set forth below. Unless otherwise instructed by Client, Althea shall retain remaining Client-Supplied Components and Client equipment related to a Lot after cessation or interruption of its Production. A storage fee may be assessed for such retained Client-Supplied Components or equipment beginning [**] days after cessation or interruption of the Production in the event that Client does not have any open, unfulfilled Purchase Orders or binding Forecasted Production.
(c)    Storage fees for Client Product and Client-Supplied Components, to the extent applicable under Section 6.3(b), shall be at the price set forth in Appendix A. Storage may be at Althea’s Facility or such other facilities (including, potentially, those of Althea’s qualified subcontractors’) that Client has approved in writing. If Althea is storing Client-Supplied Components and Client does not have any open, unfulfilled Purchase Orders or binding Forecasted Production, Althea may destroy such items at Client’s expense, upon [**] days’ notice of intent to destroy and opportunity to take delivery prior to

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the scheduled shipment for destruction (it being understood that Althea shall not so destroy any Client-Supplied Components in the event that Client submits a Purchase Order.
(d)    Althea shall reimburse Client for the Replacement Cost of any Client Product, including, any Purchase Price paid hereunder) stored by Althea following acceptance (or deemed acceptance) by Client that is lost or cannot be used as a result of an Althea Indemnitee’s gross negligence or willful misconduct (including gross negligence or willful misconduct in complying with this Agreement or cGMP); provided that Althea shall file a claim under its professional liability insurance policy (or any other applicable insurance policy under which coverage may be claimed) for the Client Product and Client shall be entitled to reimbursement by Althea of (1) the amount of any insurance proceeds received under such policy to cover the cost of such Client Product plus (2) in the event that such proceeds do not cover Client’s out-of-pocket procurement costs for such Client Product, up to [**]% of Client’s out-of-pocket procurement costs of such Client Product (but, when taken together with any amounts reimbursed under the foregoing clause (1), in an amount that does not exceed Client’s out-of-pocket procurement costs of such Client Product) subject to Article 16.
6.4    Rejects. Client Product which is Non-Conforming or tailings following Production (“Rejects”) shall be stored by Althea for a reasonable period of time pending Released Executed Batch Record review and disposition in accordance with such review and the timeline set forth in section 5.3. Unless otherwise agreed in writing, disposition shall be by destruction performed by Althea, the costs of which are included in the Purchase Price; provided that Client shall be separately responsible for the costs associated with Althea destroying any Client Product that meets the Production Standard. No storage of Rejects by Althea beyond what is described above shall be required unless (a) Client’s remedies under Section 5.4 so require or (b) the parties so agree in writing prior to the start of Production. The parties shall agree in writing in advance of Production of any alternative disposition instructions for Rejects, including any labeling and special conditions, which shall be incorporated into the Master Batch Record. Such instructions shall comply with cGMP and any other applicable laws and regulations. Client warrants that Rejects that are retained by Client shall only be used in accordance with applicable law and regulations. If Althea disposes of Rejects, Althea shall dispose of such Rejects in accordance with disposition instructions agreed with Client, or, in the absence of such instructions, in accordance with Althea SOPs and applicable law.

7.	PAYMENT TERMS FOR PRODUCTION.
7.1    Payment for Production:
(a)    Fees for Production of a Lot of Client Product shall be invoiced as follows : (i) [**]% on or after the actual Fill Date and (ii) [**] percent ([**]%) upon Althea’s delivery of Released Executed Lot Records. Client shall pay all invoices for undisputed amounts by wire in accordance with the instructions below within [**] days of the invoice date. No tax or other withholding shall be made from payments due hereunder. Any payment due under this Agreement not received within the times noted above shall bear interest at the lesser of (i) the maximum rate permitted by law, and (ii) [**]% per month on the outstanding balance compounded monthly, including any disputed amounts ultimately due Althea.
Althea’s wire instructions are as follows:

Bank Name:    [**]
Address:    [**]

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Account #:    [**]
SWIFT #:    [**]
Routing #:    [**]

7.2    Price Increases: The Purchase Price shall not, until January 1, 2018, increase from the prices set out in Appendix A. Thereafter Althea may reasonably increase the Purchase Price on an annual basis by providing notice of the same to Client on or before [**] of each calendar year, with new pricing to take effect for Production under any Purchase Order received by Althea following such notice (but not before January 1, 2018) provided that (a) for notices that may be given in 2017 through 2021, the increase shall not exceed [**]% annually and (b) thereafter the annual increase shall not exceed [**], except in each case, in the event of extraordinary circumstances (such as labor shortages, or extraordinary labor, facility or utility costs or cost increases including Components cost increases, in which case Althea shall provide written justification for such price increase and the parties shall meet and confer and negotiate Althea’s requested price increase in good faith. The foregoing notwithstanding, within [**] days of the Term Trigger Date, Althea may request and upon such request Client agrees to meet, confer and negotiate in good faith an adjustment to the pricing and/or price constraint for Production using the HSL Equipment to reasonably compensate Althea in relation to its actual operating costs to Produce Client Product using the HSL Equipment.

8.	TERM AND TERMINATION.
8.1    Term:    Subject to any extension of the Initial Expiration Date pursuant to Section 11.1(b), this Agreement shall commence on the Effective Date and will expire on the earlier of (a) the eighth (8th) anniversary of the Term Trigger Date (as such term is defined in the CRA); or (b) December 31, 2027 (such expiration date, the “Initial Expiration Date” and the initial term provided for in this sentence being referred to as the “Initial Term”) unless sooner terminated pursuant to Section 8.2 herein. At either party’s request, Althea and Client shall meet and negotiate in good faith an extension term for this Agreement, subject to a mutually signed amendment for any renewal term (together with the Initial Term, the “Term”). Two years prior to the end of the Initial Term (or any renewal term), at either party’s request, Althea and Ophthotech shall meet and negotiate in good faith any requested extension of this Agreement and the CRA. Upon such request and provided that Client has materially satisfied all of its obligations under this Agreement and the CRA and Client has not terminated the CRA, until the date that is [**] prior to the end of the Initial Term, Althea shall not offer the capacity previously reserved for Client under the CRA (and any associated Production hereunder) to any other customer without having first offered such capacity (and associated Production) to Client on terms (including pricing) that are at least as favorable as those in effect hereunder at the time including permitted price increases.
8.2    Termination: This Agreement may be terminated upon the occurrence of any of the following events:
(a)    Termination for Breach: Either party may terminate this Agreement upon the material breach (which shall include, but not be limited to, any breach of payment terms) of any provision of this Agreement by the other party if such breach is not cured by the breaching party within [**] days after receipt by the breaching party of written notice of such breach, or such additional time reasonably necessary to cure such breach as agreed by the parties provided that the breaching party has commenced a cure within the [**]-day period and is diligently pursuing completion of such cure. In the event that Client terminates this Agreement pursuant to this Section 8.2(a) as a result of Latent Defect(s) constituting a material breach of this Agreement by Althea, Ophthotech shall be entitled to a refund of any payments made by Client to Althea in respect of the relevant Lot(s) for which the Latent Defects contributed to such

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breach, in lieu of replacement of such Lots, but in addition to any other amounts owed by Althea pursuant to the terms hereof.
(b)    Termination for Financial Matters: This Agreement may be terminated immediately by either party by giving the other party written notice thereof in the event such other party, makes a general assignment for the benefit of its creditors, or proceedings of a case are commenced in any court of competent jurisdiction by or against such party seeking (i) such party’s reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (ii) the appointment of a receiver or trustee for or over such party’s property, or (iii) similar relief in respect of such party under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debt, and such proceedings shall continue undismissed, or an order with respect to the foregoing shall be entered and continue unstayed, for a period of more than [**] days.
(c)    Termination for Convenience: Client shall have the right to terminate this Agreement, without cause, with such termination to be effective as of any date following the third anniversary of the Effective Date, with six (6) months prior written notice to Althea. Client shall have the right to terminate an SOW, without cause, in accordance with the terms of the applicable SOW, subject to any applicable payments and fees set forth below.
8.3    Obligations in Connection with a Termination: In the event of a termination of this Agreement by Client pursuant to Section 8.2(a), 8.2(b) or 8.2(d) Althea shall co-operate, and cause its Affiliates and contractors to co-operate, in good faith with Client to bring about a smooth and orderly transition to a new supplier(s) of the Production of Client Product as set forth in section 5.7. In the event of a termination of this Agreement by Althea, Althea shall reasonably cooperate with Client in the return of any stored Client Product or Client-Supplied Components (and, at Client’s option, any other Components for which Client may be financially responsible under Section 8.4), including, the provision of continuing storage for a reasonable period, at least [**] days of which following the effective date of such termination shall be without charge to Client, provided that Althea shall not have any such obligations if it has terminated this Agreement under sections 8.2(a) or 8.2(b) until Client has paid all amounts due hereunder and prepaid any storage charges that may apply for additional storage time under this sentence.
8.4    Payments on Cancellation; Expense Reimbursement:
In the event of a cancellation by Client of the Production or in the event of termination of an SOW or this Agreement, except in the event of a termination by Client pursuant to Section 8.2(a) or 8.2(d) or as a result of a Supply Delay, Client shall reimburse Althea for:
(a)    all reasonable wind-down costs, costs of Althea-Supplied Components purchased by Althea in support of the binding portion of the most recent Forecast prior to termination and are not cancelable, returnable or otherwise usable by Althea, together with any restocking and shipping costs for those materials or supplies that are returnable;
(b)    all work-in-process with respect to the Client Product commenced by Althea, and
(c)    all completed Client Product Production (at the Purchase Price).
8.5    Payments on Cancellation/Delay; Short-Notice Fees:

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Following the submission of a binding Purchase Order, until the date that is [**] days prior to the scheduled Fill Date, Client may request, and Althea agrees to use its commercially reasonable efforts, to reschedule such Production services to a later date within [**] days of the originally scheduled Fill Date. In the event of a cancellation as described in Section 8.4 or Production delay or rescheduling by Client of any Production under an issued Purchase Order (collectively “Cancelled” or a “Cancellation”), Client shall in addition to the reimbursements above pay Althea a Cancellation Fee* based on the Binding Portion of the Production that was delayed or Cancelled as follows:

Days Notice Prior to Delivery Date	Cancellation Fee*
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

*The Cancellation Fee shall be calculated as (a) the listed percentage of the Purchase Price for Production of the cancelled or delayed portion minus (b) the cost of any Althea-Supplied Components for Production of the cancelled or delayed portion that can be returned to the supplier for credit/refund or used in subsequent Production for Client or for similar services for another Althea customer.

provided that: (x) in the event Client gives notice at the time of Cancellation that it wishes to reschedule the Production and Althea, using its commercially reasonable efforts, (i) is able to use the Facility and dates reserved hereunder for Cancelled Production for substantially equivalent activities for other customer(s) (with ratable adjustments being made based on the number of shifts and/or days of replacement customer activities), and (ii) a new Production start date is available, then the Cancellation Fee shall be reduced to [**]% of the Cancellation Fee otherwise due and (y) amounts due under sections 8.4 and 8.5 shall not collectively exceed [**]% of the Purchase Price for the relevant Lots.

8.6    Special Circumstances. Notwithstanding anything to the contrary contained herein, in the event that, following the Term Trigger Date, the HSL Equipment and HSL Facility become unavailable for Production of Client Product for more than [**] days, Client shall be permitted to cancel or adjust any open Purchase Order for Production of Lots not yet commenced upon notice to Althea, or at Client’s option, revise the Forecast accordingly, in each case, without any obligation to pay any fee to Althea pursuant the foregoing Section 8.5. In the event Client cancels any open Purchase Orders pursuant to the foregoing, Althea shall promptly refund or, to the extent Client has unpaid invoices or remaining unfulfilled Purchase Orders, credit to Client all prepayments previously made by Client with respect to such Purchase Order for Production of Lots not yet commenced. For the avoidance of doubt, Althea’s procurement, receipt or testing of Components shall not constitute the commencement of Production for purposes hereof.
8.7    Survival: The provisions of Sections 4.5, 5.3, 5.4, 7.1, 8.3, 8.4, 8.5, 9.2 and Articles 10, 13, 14, 15, 16, 17, 18 and 19 hereof shall survive expiration or termination of this Agreement.

9.	PRODUCTION RECORDS, AUDIT AND COMPLIANCE.
9.1    Manufacturing Compliance: Althea shall follow the procedures set forth in the Quality Agreement with respect to any inspection, audit or visit conducted (or proposed to be conducted) at a Facility by any Regulatory Authority.

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9.2    Records: Any books and records relating to the receipt, Production, storage, handling or testing of Client Product and Components shall be maintained under this Agreement by Althea in accordance with applicable laws, rules, regulations, this Agreement and the Quality Agreement. Althea shall maintain shipping records with respect to Client Product supplied hereunder that contain all of the appropriate information as specified in cGMP.
9.3    Audits: Client shall have the audit and inspection rights, including “for cause” audit and inspection rights, provided for in the Quality Agreement. Althea will support each Client audit (including by providing necessary staffing) and provide relevant information regarding Client Product, Components, Production or the Facilities in connection therewith. Each party shall bear its expenses relating to any audit or inspection conducted by Client; provided that Althea and Client may agree to a different arrangement with respect to costs and expenses in connection with any audit or inspection that is not “for cause” and that is in excess of the number of routine audits agreed to in the Quality Agreement ([**] for not more than [**] days; provided that any such audit may be extended to the degree reasonably necessary to the extent there is an unreasonable delay by Althea in providing information requested by Client during such audit). In connection with the foregoing, Althea shall use commercially reasonable efforts to support additional Client audits (or additional time for Client audits) at reasonable rates upon reasonable request by Client. Any Client audit or inspection may be performed by Client or, in each case upon written agreement with Althea including appropriate confidentiality terms, its agents and may include representatives of Client’s customers, distributors and/or licensees.
9.4    Observation by Client: Client shall be afforded the opportunity, at Client's sole cost and expense, during normal business hours at mutually agreeable times and upon reasonable notice to Althea, to visit the Facility during Production to ensure that the Production complies with the Production Standards. Any such visits Client visits will be conducted in accordance with the Quality Agreement. While in attendance at the Facility, Client agrees to comply with all Althea policies and Althea SOPs applicable to visitation of the Facility as provided by Althea to Client prior to or during such attendance. Such visits shall not interfere with Althea's operations. In the event of a non-conforming or defective Client Product delivery or a regulatory notice to Althea related to Production, Client shall have the for-cause audit and inspection rights described in the preceding paragraph.
9.5    Regulatory Support: Althea agrees to provide reasonable regulatory assistance as requested by Client to support existing, pending or new Client Product registrations and marketing approvals with a Regulatory Authority which assistance shall be subject to the relevant Non-Production Fees. The foregoing assistance rendered by Althea shall be mutually agreed in an SOW and may include, without limitation: (i) assisting Client in completing and submitting changes to any regulatory submissions related to Client Product; (ii) cooperation in connection with pre-approval inspections carried out by governmental authorities; and (iii) providing information to Client that may be required by a relevant governmental authority to support Client Product, including, without limitation, the manufacturing and exportation related thereto.
9.6    Regulatory Compliance: Each party shall comply in all material respects with applicable laws, rules and regulations (“Regulations”) in the conduct of its activities under this Agreement. Althea shall ensure that the Production Process and Althea’s and its contractors’ facilities (including the Facilities), utilities, equipment, procedures and personnel are qualified and validated to perform Althea’s obligations under this Agreement, and Althea shall maintain the relevant portions of its operations and the relevant equipment at each Facility in a state of cGMP compliance. Althea shall be solely responsible for all contact with Regulatory Authorities with respect thereto, provided that Althea shall give Client a reasonable opportunity, where feasible, to comment on any correspondence with Regulatory Authorities which would reasonably be expected to have a material impact on the Production

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of Client Product. Client shall be responsible for compliance with all Regulations as they apply specifically to Client Product, including the Client-Supplied Components, specific approval to manufacture Client Product at the Facility and the use, labeling and sale of Client Product, which responsibility shall include, without limitation, all contact with Regulatory Authorities regarding the foregoing.

10.	CLIENT PRODUCT RECALLS.
If either party becomes aware of information about Client Product that has been shipped by Althea hereunder, indicating that it may be Non-Conforming, have a Latent Defect or that there is potential adulteration, misbranding and/or any potential issues regarding the safety or effectiveness of Client Product, it shall within [**] hours provide notice to that effect to the other party. Client shall initiate an investigation and assessment of such circumstances and shall promptly notify Althea of its findings and any proposed course of action. The parties shall promptly meet to discuss such circumstances and to consider appropriate courses of action. Client shall bear all costs associated with any recall, market withdrawal or similar action regarding Client Product (a “Recall”) unless such Recall is caused by a Latent Defect, in which case Althea shall reimburse Client for its reasonable, documented, out of pocket costs of such Recall, provided that the reimbursement for such Recall(s) shall not exceed $[**] per Recall notice or series of related notices.

11.	FORCE MAJEURE; SAFETY STOCK; RISK MANAGEMENT.
11.1    Force Majeure Events:
(a)    Failure or delay of either party to perform under this Agreement shall not subject such party to any liability to the other if such failure or delay is caused by acts of God, acts of terrorism, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble (other than, in the case of Althea, failure to hire and train, and ensure adequate staffing of to perform Production or Non-Production Services), compliance with any order or regulation of any government entity, or by any extraordinary cause beyond the reasonable control of the affected party, whether or not foreseeable (each a “Force Majeure Event”), provided that written notice of such event is promptly given to the other party. In the case of a force majeure event affecting Production activities by Althea, the parties shall use commercially reasonable efforts to arrange for the Production of Client Product through subcontracting or other means as appropriate to provide Client Product that conforms to the Production Standards and other requirements of this Agreement. The responsibility for any differential in the cost for such Production shall be mutually agreed upon by the parties. However, if Althea is unable to provide a solution for the Production of Client Product reasonably acceptable to Client and begin implementation of that solution within sixty (60) days of the commencement of such force majeure event and complete such solution within a commercially reasonable time, Client may terminate this Agreement or any Purchase Order upon notice to Althea, or at Client’s option, revise the Forecast accordingly. In the event Client cancels any open Purchase Orders pursuant to the foregoing, Althea shall promptly refund to Client all prepayments previously made by Client with respect to such Purchase Order for Production of Lots not reasonably expected to be released by Althea within such commercially reasonable time.
(b)    In the event a Force Majeure Event occurs with respect to Althea that impacts the availability of the HSL Facility or HSL Equipment, the Initial Expiration Date shall be extended for any period of time during which the HSL Facility or the HSL Equipment is unavailable for Production of Client Products.

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11.2    Safety Stock: Althea shall at its own risk and expense, obtain and maintain ready access to no less than [**] months’ supply of Althea-Supplied Components necessary for the uninterrupted Production and supply of Client Product based on the then-current Forecast. Such ready access shall, at a minimum, be adequate to cover up to a minimum of [**] vials during any calendar year. Althea shall obtain corresponding supply guarantees from its suppliers and other contractors, including an obligation of such suppliers and contractors to notify Althea of their intention to cease production of such Components by providing at least [**] months prior written notice to Client. Client shall purchase or reimburse Althea’s costs for any such Althea-Supplied Components purchased by Althea for the binding portion of any Forecast that are unusable due to changes for which Client is responsible under Article 12.
11.3    Risk Management: To ensure continuous supply of Client Product and in connection with diligent risk management practices, within [**] days of the Effective Date, the parties via the Joint Project Committee shall develop and agree in writing to a risk management plan, which plan shall be consistent with prevailing industry standards and shall include, without limitation, a Components inventory strategy. The risk management plan shall detail strategies for quick responses to and recovery from a range of potential disruptive events regarding the Production and supply of Client Product. The parties shall use their commercially reasonable efforts to implement the risk management plan, and shall evaluate its implementation of the risk management plan on a regular basis and shall communicate promptly to the other party any issues arising relating to risk management in relation to either Facility or Production of Client Product. Nothing contained in the risk management plan or communicated in connection therewith shall relieve a party from any liability under this Agreement.

12.	CHANGES IN PRODUCTION AND CLIENT PRODUCT.
12.1    Changes in Production and Client Product: The parties agree that no change to Client Product, Specifications, Facility, Production Process, Client Product specific SOPs, Components, MBR, Non-Production Services or other matters affecting the Production of Client Product, shall be made without the prior written agreement of both parties; provided that the foregoing shall not limit Client’s ability to make changes to the Bulk Compound that would not affect Production and provided further that Client gives Althea notice of such changes prior to submitting Purchase Orders covering use of changed Bulk Product) (it being understood that, Althea agrees to use its commercially reasonable efforts to support a change to the Bulk Compound on shorter notice if at all practical). Each party agrees to notify the other party promptly of any regulatory or other requested changes. Any such change shall be subject to the agreed upon change management process as set forth in the Quality Agreement and the prior mutual agreement of the parties with respect to the costs and expenses associated with the agreed upon change, provided that the costs of any changes (a) requested by Client or (b) required by Regulations and relating specifically to Client Product shall be the responsibility of Client.

13.	CONFIDENTIALITY.
13.1    Confidentiality: For purposes of this Agreement, “Confidential Information” means all non-public information provided by or on behalf of one party (the “Disclosing Party”) to the other party in connection with this Agreement including, without limitation, all data, inventions and information developed in or as a result of the performance of this Agreement, whether in oral, written, graphic or electronic form. Without limiting the generality of the foregoing, all Inventions and Intellectual Property of either party shall be deemed the “Confidential Information” of such party. Each party agrees, with respect to any Confidential Information disclosed to such party (the “Receiving Party”) by the Disclosing Party hereunder: (a) to use such Confidential Information only for the purposes set forth in this Agreement; (b) to receive, maintain and hold the Confidential Information in strict confidence and to use the same methods and degree of care (but at least reasonable care) to prevent disclosure of such

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Confidential Information as it uses to prevent disclosure of its own proprietary and Confidential Information and to protect against its dissemination to unauthorized parties; (c) not to disclose, or authorize or permit the disclosure of any Confidential Information to any third party without the prior written consent of the Disclosing Party; and (d) except as needed to fulfill its obligations hereunder, to return or destroy any Confidential Information to the Disclosing Party at the request of the Disclosing Party and to retain no copies or reproductions thereof, except that the Receiving Party may retain (subject to the confidentiality obligations and use restrictions provided for herein) a single archival copy of the Confidential Information for the sole purpose of determining the scope of obligations incurred under this Agreement.
13.2    Exceptions: The Receiving Party shall not be obligated to treat information as Confidential Information of the Disclosing Party if the Receiving Party can show by competent tangible evidence that such information: (a) was already known to the Receiving Party without any obligations of confidentiality prior to receipt from the Disclosing Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the Receiving Party in breach of any obligation of confidentiality; (d) was disclosed to the Receiving Party, by a third party who was not under any obligation, direct or indirect, to Disclosing Party with respect to confidentiality or non-use; or (e) was independently discovered or developed by the Receiving Party without the use of or reference to the Disclosing Party’s Confidential Information.
13.3    Authorized Disclosure: Notwithstanding Section 13.1, the Receiving Party may disclose Confidential Information, without violating its obligations under this Article 13, to the extent the disclosure is required by a valid order of a court or other governmental body having jurisdiction, applicable securities laws and regulations or the rules and regulations of any securities exchange, or applicable law or regulation, including regarding submission to a Regulatory Authority by Client in connection with the issuance or maintenance of marketing approvals for Client Product; provided, however, that the Receiving Party, if permitted and practicable, gives reasonable prior written notice to the Disclosing Party of such required disclosure in order to allow Disclosing Party, at its option and expense, to seek a protective or other order preventing or limiting the disclosure. The Receiving Party will limit access to the Confidential Information of the Disclosing Party to only those of the Receiving Party’s employees, contractors or professional advisors having a need to know and who are bound by written or statutory obligations of confidentiality and non-use consistent with those set forth herein. Notwithstanding the foregoing, Althea shall be permitted to disclose Client Product information to third party developmental and analytical service providers who have a need to know such information in connection with performance of Althea’s obligations hereunder, provided that such providers shall be subject to written confidentiality agreements consistent with this Article 13. Receiving Party may disclose the terms of this Agreement to such party’s Affiliates, investors or potential investors, sublicensees under section 14.7, acquirers, or merger candidates, provided that they are not competitors of the Disclosing Party, and are bound by written obligations of confidentiality and non-use consistent with those set forth herein.
13.4    Injunctive Relief: The parties expressly acknowledge and agree that any breach or threatened breach of this Article 13 may cause immediate and irreparable harm to the Disclosing Party which may not be adequately compensated by damages. Each party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies available at law, the Disclosing Party shall have the right to seek equitable and injunctive relief in connection with such a breach or threatened breach.

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13.5    Public Announcements: Neither party shall publicize or make any announcement concerning this Agreement or the other party which includes the identity, name(s), or other trademarks of the other party or its Confidential Information or the identity of Client Product or the financial terms of this Agreement without the other party’s prior written consent; provided, however, that either party may disclose the terms of this Agreement insofar as required to comply with applicable securities laws or regulations (including applicable securities exchange rules), provided further that in the case of such compliance disclosures the party proposing to make such disclosure notifies the other party reasonably in advance of such disclosure and cooperates to minimize the scope and content of such disclosure. The failure of a party to respond in writing to a publication or disclosure proposal from the other party within [**] business days of such party’s receipt of such publication shall be deemed as such party’s approval of such publication or disclosure as received by such party. Each party agrees that it shall cooperate fully and in a timely manner with the other with respect to any disclosures to the Securities and Exchange Commission and any other governmental or regulatory agencies, including, without limitation, requests for confidential treatment of Confidential Information of either party included in any such disclosure.
13.6    Duration of Confidentiality: All obligations of confidentiality and non-use imposed upon the parties under this Agreement shall expire [**] years after the Initial Term or renewal term of this Agreement during which the Confidential Information was disclosed; provided, however, that Confidential Information that constitutes the trade secrets of a party if expressly labeled as such by the Disclosing Party at the time of disclosure shall be kept confidential indefinitely, subject to the limitations set forth in Sections 13.2 and 13.3.

14.	INVENTIONS; INTELLECTUAL PROPERTY.
14.1    Existing Intellectual Property: Except as the parties may otherwise expressly agree in writing, each party shall continue to own its existing patents, trademarks, copyrights, trade secrets and other Intellectual Property, without conferring any interests therein on the other party. Without limiting the generality of the preceding sentence, Client shall retain all right, title and interest arising under the United States Patent Act, the United States Trademark Act, the United States Copyright Act and all other applicable laws, rules and regulations in and to all Client Product, Client-Supplied Components, Labeling and trademarks associated therewith. Neither Althea nor any third party shall acquire any right, title or interest in such Intellectual Property by virtue of this Agreement or otherwise, except to the extent expressly provided herein.
14.2    Individually-Owned Inventions: Except as the parties may otherwise agree in writing, all Inventions that are conceived, reduced to practice, or created solely or jointly by a party in the course of performing its obligations under this Agreement and that (a) pertain specifically to the Client Product or Bulk Compound, including, without limitation, that are specific to the manufacture or reconstitution of Client Product and Bulk Compound, or (b) are derived from or incorporate Client’s Confidential Information (collectively, “Product Inventions”) shall be solely owned and subject to use and exploitation by Client, and Althea hereby assigns all right, title and interest in such Product Inventions and Intellectual Property therein to Client. Althea agrees to execute such assignments and other documents, to cause its employees and contractors to execute such assignments and other documents, and to take such other actions as may be reasonably requested by Client, at Client’s expense, from time to time in order to effect to the ownership provisions of this Section 14.2. With respect to Inventions that are conceived, reduced to practice, or created by a party in the course of performing its obligations under this Agreement and are not Product Inventions, the following terms of ownership shall apply: Client shall solely own all such Inventions made solely by employees and/or contractors of Client (the “Client’s Project Intellectual Property”); and Althea shall solely own such Inventions made solely by employees and/or contractors of Althea (the “Althea’s Project Intellectual Property”).

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14.3    Jointly-Owned Inventions: All Inventions that are conceived, reduced to practice, or created jointly by the parties and/or their respective agents in the course of the performance of this Agreement and that are not Product Inventions, Client’s Project Intellectual Property or Althea’s Project Intellectual Property shall be owned jointly by the parties. Subject to any licenses granted herein, each party shall have full rights to exploit such Inventions for its own business purposes without any obligation or duty of accounting to the other. The parties shall share equally in the cost of mutually agreed patent filings with respect to all such jointly owned Inventions. The decision to file for patent coverage on jointly-owned Inventions shall be mutually agreed upon, and the parties shall select a mutually acceptable patent counsel to file and prosecute patent applications based on such joint Inventions, provided that if either party declines to participate in, or share the costs of, such prosecution or payment of maintenance fees for jointly-owned Inventions, it shall assign its interest therein promptly to the other party.
14.4    Invention Disclosure: Each party shall notify the other party in writing promptly, but in no event later than [**] days after it receives any invention disclosure or other notice, of any Invention conceived, reduced to practice or created by or on behalf of such party in the course of the performance of this Agreement to which the other party may have any right, title, or interest in, together with a description of such Invention that is sufficiently detailed to permit to determine the patentability of such Invention.
14.5    Handling of Patents: Subject to Section 14.3, the party owning any Invention shall have the worldwide right to control the drafting, filing, prosecution and maintenance of patents covering the Inventions, including, without limitation, decisions about the countries in which to file patent applications. Patent costs associated with the patent activities described in this Section shall be borne by the sole owner. Each party will cooperate with the other party in the filing and prosecution of patent applications. Such cooperation will include, but not be limited to, furnishing supporting data and affidavits for the prosecution of patent applications and completing and signing forms needed for the prosecution, assignment and maintenance of patent applications.
14.6    Confidentiality of Inventions: Inventions and any disclosure of information by one party to the other under the provisions of this Article 14 shall be subject to the provisions of Article 13. It shall be the responsibility of the party preparing a patent application to obtain the written permission of the other party to use or disclose the other party’s Confidential Information in the patent application before the application is filed and for other disclosures made during the prosecution of the patent application, such permission not to be unreasonably withheld, conditioned or delayed.
14.7    License Grants:
(a)    License to Althea: During the Term, Client hereby grants to Althea a fully paid, non-exclusive license, without the right to sublicense, under any and all of Client’s Intellectual Property, including, without limitation, Product Inventions and Client’s Project Intellectual Property, that is necessary for Althea to perform its obligations under this Agreement, for the sole and limited purpose of Althea performing its obligations under this Agreement exclusively for Client.
(b)    Licenses to Client: Althea hereby grants to Client an irrevocable, fully paid, royalty-free, perpetual, transferable, assignable, worldwide, exclusive license, with the right to grant and authorize sublicenses, under any Althea Project Intellectual Property and any Intellectual Property Althea owns jointly with Client, to the extent necessary for the sole and limited purpose of manufacturing, having manufactured, modifying, having modified, using, having used, selling, having sold, offering to sell, having offered to sell, importing, having imported, exporting, having exported and otherwise disposing or having disposed of Client Product, provided that such license shall be void upon any

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termination hereof for cause by Althea under sections 8.2 (a) or (b), or any material breach of the provisions hereof that survive termination or expiration of the Agreement by Client or its sublicensees. In connection with the license granted in this Section 14.7(b), Althea agrees to provide reasonable support for technology transfer to Client and any third party designated by Client as set forth in section 5.7.
14.8    Third Party Intellectual Property Claims:
(a)    If either party learns of any infringement or threatened infringement by a third party of a party’s Intellectual Property relating to this Agreement, such party shall promptly notify the other party in writing and shall provide such other party with available evidence of such infringement.
(b)    If a Third Party asserts that any Intellectual Property owned or controlled by it is infringed by the Production Process or Components, or the Non-Production Services or Intellectual Property provided by or on behalf of a party, excluding any information, instructions or materials supplied by the other party, and the first party has breached its warranty under sections 15.2(d) or 15.3(b) as applicable, such first party shall as the other party’s sole and exclusive remedies: indemnify and hold the other party and its Indemnitees harmless and defend any such action, or at such first party’s option, take action to remediate the same, including (i) replacing, re-performing or modifying its services, information, instructions or materials so as to be non-infringing by a mechanism or service equivalent in basic functionality and performance; (ii) obtaining an appropriate license from such third party; or (iii) opposing that allegation; and all losses, damages, liabilities, expenses and costs, including reasonable legal expenses and attorneys’ fees, associated with any cause of action, and the conduct of the cause of action shall be borne and conducted by such indemnifying party; under the terms of section 17.3. The parties shall cooperate to obtain any such license(s) under (ii) above and to any other third party Intellectual Property that the parties jointly determine are necessary or desirable. Any such license shall only be entered into if both parties give their prior written consent.
14.9    No Other Rights: Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed or interpreted, either expressly or by implication, estoppel or otherwise, as: (a) a grant, transfer or other conveyance by either party to the other of any right, title, license or other interest of any kind in any of its Inventions or other Intellectual Property, (b) creating an obligation on the part of either party to make any such grant, transfer or other conveyance or (c) requiring either party to participate with the other party in any cooperative development program or project of any kind or to continue with any such program or project.

15.	REPRESENTATIONS, WARRANTIES AND COVENANTS.
15.1    Mutual Representations and Warranties: Each party hereby represents and warrants to the other party that (a) such party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its establishment or incorporation, (b) such party has taken all action necessary to authorize it to enter into this Agreement and perform its obligations under this Agreement, (c) this Agreement constitutes the legal, valid and binding obligation of such party, and (d) neither the execution of this Agreement nor the performance of such party’s obligations hereunder conflicts with, results in a breach of, or constitutes a default under any provision of the organizational documents of such party, or of any law, rule, regulation, authorization or approval of any government entity, or of any agreement to which it is a party or by which it is bound.
15.2    Althea Representations, Warranties and Covenants: Althea represents, warrants and covenants that:

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(a)    Subject to the limitations of Section 5.4(e) and Article 16 , all Client Product shall (i) be Produced at the Facility in compliance with the Production Standards;
(b)    Client Product delivered to Client shall be delivered to Client with good and valid title, (i) free and clear of all third-party claims, liens, encumbrances, security interests and similar third party rights and (ii) once paid for by Client in accordance with the terms hereof, free and clear of all claims, liens, encumbrances and security interests;
(c)    it has obtained (or will obtain prior to Producing Client Product), and shall remain in compliance with during the Term, all permits, licenses and other authorizations (the “Permits”) that are required under federal, state and local laws, rules and regulations generally applicable to each Facility and to the manufacturing and fill/finish services of the type to be performed under this Agreement; provided, however, Althea shall have no obligation to obtain Permits specific to Client Product or Bulk Compound or relating to the sale, marketing, distribution or use of Bulk Compound or Client Product or with respect to the Labeling of Client Product;
(d)    to Althea’s knowledge, the Production Process and Althea-Supplied Components, and the Non-Production Services supplied by or on behalf of Althea (i) do not violate or infringe upon any Intellectual Property or other right held by any third party and (ii) do not include or incorporate any third party Intellectual Property; and Althea has not incorporated any Althea Intellectual Property (other than Althea Project Intellectual Property and Intellectual Property that Althea owns jointly with Client) into the Production Process, Althea-Supplied Components or Non-Production Services and shall not knowingly incorporate into such Production Process, Althea-Supplied Components or Non-Production Services any Althea Intellectual Property (other than Althea Project Intellectual Property or Intellectual Property that Althea owns jointly with Client) or any third party Intellectual Property without first obtaining Client’s written approval and ensuring that Althea provides or has a license that permits it to do so together with the right to grant sublicenses to such third party Intellectual Property to Client, and the licenses granted by Althea to Client under this Agreement shall include if applicable such third party Intellectual Property; and
(e)    neither Althea, nor any employee, personnel or contractor of Althea who will perform services under this Agreement, has been suspended, debarred or subject to temporary denial of approval, and to the best of its knowledge, is not under consideration to be suspended, debarred or subject to temporary denial of approval, by the FDA or any other governmental or regulatory authority from working in or providing services, directly or indirectly, to any applicant for approval of a drug product or any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992 or any other similar law or regulation in any other jurisdiction.
15.3    Client Representations, Warranties and Covenants: Client represents, warrants and covenants that, as of the Effective Date, (a) it has the right to give Althea any Client-Supplied Components and information provided by Client hereunder, and that Althea has the right to use such Client-Supplied Components and information for the Production of Client Product for Client in accordance with the Specifications, and (b) Client has no knowledge of any Intellectual Property that would be infringed or misappropriated by the contemplated use of Client-Supplied Components or Althea’s Production of Client Product for Client in accordance with the Specifications. Client further warrants that the Bulk Compound provided to Althea hereunder conforms to its Specifications.
15.4    Disclaimer of Representations and Warranties: EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION,

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ANY IMPLIED WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Without limiting the foregoing, Althea makes no representation or warranty, and Client expressly waives all claims against all Althea Indemnitees arising out of or in connection with any claims relating to the stability, efficacy, safety, or toxicity of any Client Product Produced in accordance with the Product Standards.
The representations, warranties and covenants set forth in this Article 15 are for the benefit of the other party only. There are no third-party beneficiaries to this Agreement or any of its representations or warranties.

16.	LIMITATION OF LIABILITY.
16.1    Limitation of Liability: EXCEPT IN CONNECTION WITH (I) THIRD PARTY CLAIMS UNDER ARTICLE 17 OR 14.8(B); (II) A BREACH OF ARTICLE 13; UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY HEREUNDER FOR LOSS OF USE OR PROFITS, COLLATERAL, SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL OR INDIRECT DAMAGES, LOSSES OR EXPENSES, INCLUDING BUT NOT LIMITED TO COST OF COVER, IN CONNECTION WITH OR BY REASON OF THE PRODUCTION AND DELIVERY OF CLIENT PRODUCT UNDER THIS AGREEMENT WHETHER SUCH CLAIMS ARE FOUNDED IN TORT OR CONTRACT.
EXCEPT IN CONNECTION WITH (I) THIRD PARTY CLAIMS UNDER ARTICLE 17 OR SECTION 14.8(B), (II) A BREACH OF ARTICLE 13, OR ARTICLE 10, IN NO EVENT SHALL ALTHEA’S AGGREGATE LIABILITY WITH RESPECT TO ANY CLAIM (OR SERIES OF RELATED CLAIMS) MADE WITH RESPECT TO ANY [**] MONTH PERIOD EXCEED (A) THE FEES PAID BY CLIENT TO ALTHEA FOR PRODUCTION AND NON-PRODUCTION SERVICES (EXCLUDING ALTHEA’S ACTUAL COSTS FOR ALTHEA-SUPPLIED COMPONENTS) DURING THE [**] MONTHS PRECEDING THE FIRST EVENT GIVING RISE TO THE CLAIM OR SERIES OF CLAIMS (SUCH NUMBER BEING CALCULATED WITH RESPECT TO (1) THE INITIAL 12-MONTH PERIOD FOLLOWING THE EFFECTIVE DATE, WITH A FLOOR AS THOUGH A MINIMUM OF [**] VIALS OF CLIENT PRODUCT HAD BEEN PRODUCED DURING SUCH [**]-MONTH PERIOD AND (2) AS OF ANY TIME THERAFTER, WITH A FLOOR AS THOUGH A MINIMUM OF [**] VIALS OF CLIENT PRODUCT HAD BEEN PRODUCED DURING THE RELEVANT 12-MONTH PERIOD PLUS (B) DURING THE INITIAL TERM HEREOF ONE-EIGHTH OF THE AGGREGATE RESERVATION FEE PAID TO THE DATE OF SUCH FIRST EVENT BY CLIENT UNDER THE CRA. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT WILL ALTHEA BE RESPONSIBLE FOR REPLACING ANY COMPONENTS OR MATERIALS SUPPLIED BY CLIENT, EXCEPT AS EXPRESSLY SET FORTH HEREIN.
TO THE EXTENT ALTHEA PAYS ANY AMOUNTS UNDER SUBCLAUSE (B) OF THE FIRST SENTENCE OF THE IMMEDIATELY PRECEDING PARAGRAPH, THE LIMITATION ON ALTHEA’S AGGREGATE LIABILITY UNDER THE CRA SHALL BE REDUCED ACCORDINGLY.

17.	INDEMNIFICATION.
17.1    Client Indemnification: Client hereby agrees to save, defend, indemnify and hold harmless Althea and its Affiliates and their respective directors, officers and employees (each, an “Althea Indemnitee”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expenses and attorneys’ fees (“Losses”), to which any Althea Indemnitee may become subject as a result of any claim, demand, action or proceeding by any Third Party including, without

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limitation, property damage, death or personal injury of Third Parties (a “Claim”) against an Althea Indemnitee to the extent arising or resulting, directly or indirectly, from (a) Client’s storage, promotion, labeling, marketing, distribution, use or sale of Client Product, (b) Client’s or its contractors’ or licensees’ negligence or willful misconduct, or (c) Client’s breach of this Agreement, including, without limitation, any representations, warranties or covenants herein, except to the extent any such Loss(es) are within any of the matters indemnified by Althea in Section 17.2 below.
17.2    Althea Indemnification: Althea hereby agrees to save, defend, indemnify and hold harmless Client and its Affiliates and their respective directors, officers and employees (each, a “Client Indemnitee”) from and against any and all Losses to which any Client Indemnitee may become subject as a result of any Claim to the extent arising or resulting, directly or indirectly, from (a) an Althea Indemnitee’s or Althea’s suppliers’ or other contractors’ negligence or willful misconduct, or (b) the breach of this Agreement by Althea, including, without limitation, any representations, warranties or covenants herein, except to the extent any such Loss(es) are caused by or are within any of the matters indemnified by Client in Section 17.1 above.
17.3    Indemnitee Obligations: A party that makes a claim for indemnification under this Article 17 shall promptly notify the other party (the “Indemnitor”) in writing of any action, claim or other matter in respect of which such party, intends to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The indemnified party shall permit the Indemnitor, at its discretion, to settle any such action, claim or other matter, and the indemnified party agrees to the complete control of such defense or settlement by the Indemnitor. Notwithstanding the foregoing, the Indemnitor shall not enter into any settlement that (a) would adversely affect the indemnified party’s rights, or impose any obligations on the indemnified party in addition to those set forth herein, in each case other than customary mutual general releases or (b) contains a finding or admission of a violation of law by the indemnified person or a violation of the rights of any person or wrongdoing by the indemnified person. No such action, claim or other matter shall be settled without the prior written consent of the Indemnitor, which shall not be unreasonably withheld, conditioned or delayed. The indemnified party shall, at the Indemnitor’s expense, reasonably cooperate with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by the indemnification obligations of this Article 17. The indemnified party shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.

18.	INSURANCE.
18.1    Insurance: Each party shall procure and maintain, from the date that Althea first receives Bulk Compound for Production of Client Product ordered hereunder, through the date that is one (1) year after the expiration date of all Client Product Produced under this Agreement, commercial general liability insurance, including, without limitation, products and, in the case of Althea, professional liability coverage (the “Insurance”). The Insurance, which shall be with an insurance carrier reasonably acceptable to the other party (the “Insured Party”), shall cover amounts not less than (a) with respect to Althea’s liability policies, $[**] combined single limit coverage, (b) with respect to Client’s transit and storage insurance policy, $[**] combined single limit coverage and (c) with respect to Client’s products liability coverage, $[**] combined single limit coverage (provided that such coverage for Client shall only be required to be in an amount of $[**] combined single limit coverage until such time as the first commercial sale of Client Product by Client). The Insured Party shall be named as an additional insured on the Insurance and the party procuring the Insurance shall promptly deliver a certificate of Insurance and endorsement of additional insured to the Insured Party evidencing such coverage. If the party fails to

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furnish such certificates or endorsements, or if at any time during the Term the Insured Party is notified of the cancellation or lapse of the Insurance, and the party procuring the Insurance fails to rectify the same within [**] days after notice from the Insured Party, the Insured Party, at its option, may terminate this Agreement. Any deductible and/or self-insurance retention shall be the sole responsibility of the party procuring the Insurance.

19.	GENERAL PROVISIONS.
19.1    Notices: Any notice to be given under this Agreement must be in writing and delivered either in person, by certified mail (postage prepaid) requiring return receipt, or by overnight courier to the party to be notified at its address given below, or at any address such party designates by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the delivery thereof at the address designated in accordance with this paragraph.
If to Client:        Ophthotech Corporation
One Penn Plaza, Suite 1924
New York, NY 10119
Attn:    Legal Department

Telephone:    (212) 845-8200

If to Althea:        Ajinomoto Althea, Inc.
11040 Roselle Street
San Diego, CA 92121
Attn: Senior Vice President, Operations

Telephone:    (858) 882-0123

19.2    Entire Agreement; Amendment: The parties hereto acknowledge that this Agreement and the attachments or Appendices, together with the CRA and any incomplete SOWs as set forth in section 4.6, set forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. No modification of any of the terms of this Agreement, or of any attachments or Appendices, shall be deemed to be valid unless in writing and signed by an authorized officer of both parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.
19.3    Waiver: None of the provisions of this Agreement shall be considered waived by any party hereto unless such waiver is agreed to, in writing, by authorized officer(s) of the waiving party. The failure of a party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law shall not be deemed a waiver of any rights of any party hereto.
19.4    Assignment: This Agreement may not be assigned or transferred by either party, including, without limitation, by operation of law, without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed; provided, however, that either party may assign this Agreement, including, without limitation, by operation of law, without the other party’s consent to an Affiliate or in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise, provided

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further that if such assignment is to an Affiliate, the assigning party shall be jointly responsible for Affiliate’s obligations hereunder. Any attempted assignment of this Agreement not in compliance with this Section 19.4 shall be null and void. No assignment shall relieve either party of the performance of any accrued obligation that such party may then have under this Agreement. This Agreement shall inure to the benefit of and be binding upon each party signatory hereto, its successors and permitted assigns, and Affiliates.
19.5    Taxes: Subject to the final two sentences of this Section 19.5, Client shall bear the cost of all national, state, municipal or other sales, use, excise, import, franchise, value added, personal property or other similar taxes, assessments or tariffs assessed upon or levied against the Production or sale of Client Product pursuant to this Agreement or the sale or distribution of Client Product by Client (or at Client’s sole expense, defend against the imposition of such taxes and expenses). Althea shall notify Client of any such taxes that any governmental authority is seeking to collect from Althea, and Client may assume the defense thereof in Althea’s name, if necessary, and Althea agrees to fully cooperate in such defense to the extent of the capacity of Althea, at Client’s expense. Althea shall pay all national, state, municipal or other taxes on the income resulting from the sale by Althea of the Client Product to Client under this Agreement, including, but not limited to, gross income, adjusted gross income, supplemental net income, gross receipts, excess profit taxes, or other similar taxes. Furthermore, each party shall be responsible for its employment and property taxes.
19.6    Independent Contractor: Althea shall act as an independent contractor for Client in providing the services required hereunder and neither party shall be considered an agent or employer of, or joint venture with, the other party or its employees. Unless otherwise provided herein to the contrary, Althea shall furnish all expertise, labor, supervision, machining and equipment necessary for performance hereunder and shall obtain and maintain all building and other permits and licenses required by public authorities.
19.7    Governing Law; Limitations: This Agreement is made under and shall be construed in accordance with the laws of the State of Delaware without giving effect to that jurisdiction's choice of law rules. Each party submits to the exclusive jurisdiction of the courts sitting in Delaware. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or to transactions processed under this Agreement.
19.8    Dispute Resolution: Prior to initiating any court, administrative or other action on a claim, dispute, demand or assertion related to this Agreement or the services hereunder (collectively, a “Dispute”), the claimant shall give notice to the other party, detailing the nature of the Dispute and the facts relevant thereto and the parties shall in good faith attempt to resolve such Dispute. No court, administrative or other action shall be filed or otherwise initiated until the parties have exhausted good faith settlement attempts by first, direct negotiation and second, mediation by a mutually-agreeable professional mediator under the appropriate Mediation Procedures of the American Arbitration Association. The site of the mediation shall be Chicago, IL. The costs of mediation shall be borne equally by the parties. This Section shall not prevent either party from seeking injunctive relief. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.
19.9    Attorney’s Fees: Subject to Section 19.8, the successful party in any litigation or other dispute resolution proceeding to enforce the terms and conditions of this Agreement shall be entitled to recover from the other party reasonable attorney’s fees and related costs involved in connection with such litigation or dispute resolution proceeding.

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19.10    Compliance with Laws: Each party shall comply with all applicable laws and regulations governing the performance of such party’s obligations under this Agreement.
19.11    Severability: In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.
19.12    Hierarchy of Documents: Unless otherwise specifically agreed to by the parties, in the event of any conflict between the terms of this Agreement and its Appendices, and a Purchase Order or an SOW, the order of precedence is as follows: (i) the terms of this Agreement; (ii) its Appendices; (iii) any SOW(s) (iv) Purchase Orders.
19.13    No offset. Client shall not have the right to setoff any disputed amounts owed by Althea to Client under any other agreement or arrangement.
19.14    Counterparts: This Agreement may be executed in counterparts each of which, when executed and delivered, shall be original, but all such counterparts shall constitute one and the same document. The parties agree that signatures transmitted via portable document format (PDF) shall be deemed originals until originals replace such copies.
[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date above.

OPHTHOTECH CORPORATION		AJINOMOTO ALTHEA, INC.

By:	/s/ Glenn Sblendorio	By:	/s/ J. David Enloe Jr.

Name:	Glenn Sblendorio	Name:	J. David Enloe Jr.

Title:	EVP & CFO	Title:	President & CEO

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APPENDIX A

INITIAL PURCHASE PRICE AND NON-PRODUCTION SERVICE FEES

Subject to Article 7 of the Agreement, the following are the not-to-exceed initial purchase prices for Production of Client Product (“Purchase Price”) provided that the Purchase Price includes the Production services, all Components (other than Bulk Compound, with a credit to be reflected for any Pre-Purchased Components), analytical, in-process and release testing specified in the Specifications and MBR, batch documentation packets, shipping preparation, annual product maintenance fees and project management, but excludes Non-Production Services such as validation activities and drug product shipping fees. Except as provided below, all Non-Production Services shall be set forth in an SOW.

For Client Product Produced on the Rota 150 prior to Successful Validation of the HSL Equipment: $[**] per Lot with a target Lot size of [**] vials per Lot, such amount to be reduced by the cost of any Pre-Purchased Components that are used in Production.

For Client Product Produced following Successful Validation of the HSL Equipment with a minimum target Lot size of [**] units of Production within a [**] hour shift (but no less than [**] vials per Lot ordered): $[**] per vial filled and visually inspected. For clarity, Client will pay for the number of conforming vials produced (including testing and other samples), regardless of the target Lot size, but subject to the remedies set forth in Article 5.

Fees for storage, to the extent applicable under Section 6.3(b), shall be $[**] for each month (adjusted ratably) of storage per palette of stored materials.

Non-Production Fees for any other Non-Production Services shall be set forth in the applicable SOW.

APPENDIX A-1

PRE-PURCHASED COMPONENTS

•	Ophthotech Purchase Order number 01-0415, dated July 1, 2015

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APPENDIX B
LIST OF PRIOR STATEMENTS OF WORK, QUOTATIONS AND PURCHASE ORDERS

1.	Ophthotech PO #000787 dated September 13, 2016 for Fovista Price Per Unit Agreement for Rota 150 Filling Line for 2017 Production of [**] Lots of Fovista

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APPENDIX C
SPECIFICATIONS

Note:
The Specifications appearing below are current as of September 30, 2016. Any changes to these Specifications will be handled through the change control process in accordance with this Agreement and the Quality Agreement and approved by Ophthotech. Those approved changes will replace the Specifications set forth herein as of the time of this Agreement’s execution.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 28 pages were omitted. [**]

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APPENDIX D
QUALITY AGREEMENT
[In revision by the parties.
See 2014 Quality Agreement pending such revisions.]

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APPENDIX E
PRODUCTION YIELDS FOLLOWING PROCESS VALIDATION
[NTD: Parties to discuss how to incorporate these measures into the Batch Record.]
As contemplated by 21 CFR 210.3 (definition of “actual yield”, “theoretical yield” and “percentage of theoretical yield”), following completion of [**] commercial Lot of a Client Product at each of the Rota 150 Facility and the HSL Facility (as defined in the CRA), as applicable, the parties shall establish the “Theoretical Yield” and “Acceptable Yield” (and corresponding acceptable yield loss rates) for each of the following yields (“Yields”) for the Production of such Client Product for each such Facility*:

•
Stage 1 Bulk Compound formulation pre filtration – Actual yield is based on (volume of product * concentration divided by theoretical yield) * 100%. Theoretical yield is based on Bulk Compound used to formulate solution, water content purity and concentration/volume.

•
Stage 2 Filtered drug product solution – Actual yield is based on weight of product in bag (total minus tare) divided by theoretical * 100%. Theoretical yield = actual yield from stage 1 minus known filter loss.

•
Stage 3 Filling yield – Number of vials filled during Production ( including available for testing, retains, and visual inspection) * (average mass per vial) divided by (mass of filtered product in bag – (mass of prime, calibration, and weight check vials + mass of hold up)) x 100%

•	Stage 4 Acceptable vials – Number of final acceptable vials divided by theoretical yield x 100%. Theoretical yield = actual vials from Stage 3 minus vials taken for stability and testing.
The Acceptable Yield established by the parties will be based on batch performance history, and the range of acceptable loss, as compared to the Theoretical Yield, which will not be unreasonably large. For each Production run, Althea shall calculate the actual yield for each of the foregoing Yields (the “Actual Yields”), in each case, achieved during Production. In the event that any Actual Yields in the aggregate for all Lots Produced over any [**] month period, or [**] Lots, whichever is greater, is less than [**]% of the aggregate Acceptable Yield for such Lots (the “Yield Production Standard”), the parties shall investigate, in accordance with the Quality Agreement, the factors contributing to such shortfall, and Althea shall take all reasonable steps to mitigate against any further shortfalls in future Production Yields.

*For clarity yield parameters for each Facility will be established after (a) up to [**] PPQ lots and (b) [**] commercial lots are completed, in each case, at such Facility.

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APPENDIX F
FORM OF PURCHASE ORDER

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